Exhibit 11.1

IM CANNABIS CORP.

STOCK TRADING POLICY

IM CANNABIS CORP.

STOCK TRADING POLICY

1.	Purpose of this Policy

The board of directors (the “Board”) of IM Cannabis Corp. (the “Company”) has adopted this Stock Trading Policy (the “Policy”), which is designed to provide guidance to the directors, officers and employees of the Company and its subsidiaries (who are referred to collectively in this Policy as “Company Personnel”) with respect to stock trading. This Policy aims to assist Company Personnel in understanding their obligations and responsibilities under Canadian securities laws and the rules of the Canadian Securities Exchange. The ultimate responsibility to avoid improper trading and comply with the law rests with each individual. This Policy has been adopted in order to protect the reputation of the Company and to protect it and Company Personnel from any potential liability.

The provisions of this Policy will be supplemented by any greater prohibitions or restrictions prescribed by any applicable laws or the Canadian Securities Exchange.

2.	Application of this Policy

All Company Personnel are required to review and comply with this Policy.

Company Personnel are responsible for ensuring that their Related Persons comply with this Policy, as applicable. For purposes of this Policy, “Related Persons” means, in relation to any individual, a member of his or her immediate family residing in the same household (including children temporarily living away from home while attending school), any entity in which the individual or his or her immediate family have an economic or personal interest and anyone acting on that individual’s behalf or on behalf of his or her immediate family or on behalf of that entity.

3.	Prohibited Activities and Blackout Periods

(a)	Securities

For purposes of this Part 3, the term “security” includes:

(a)	a put, call, option or other right or obligation to purchase or sell securities of the Company;

(b)	a security, the market price of which varies materially with the market price of the securities of the Company; and

(c)
a derivative that is related to a security of the Company because the derivative’s market price, value, delivery obligations, payment obligations or settlement obligations are, in a material way, derived from, referenced to or based on the market price, value, delivery obligations, payment obligations or settlement obligations of the security of the Company.

(b)	Prohibition on Insider Trading

Securities legislation prohibits “persons in a special relationship with the Company” (as defined in Appendix A to this Policy) from purchasing or selling securities of the Company with knowledge of a “material fact” or “material change” about the Company that has not been “generally disclosed”. This prohibited activity is commonly known as “insider trading”. Company Personnel are prohibited from trading in securities of the Company or any third party about which they have material non-public information until that information has been fully disclosed and at least one clear and full trading days have elapsed, in order for the information to be disseminated effectively to the public markets. Company Personnel should consult the General Counsel of the Company for guidance on what constitutes “material information”.

(c)	Prohibition on Tipping

Securities legislation also prohibits the Company and any persons in a special relationship with the Company from informing, other than in the “necessary course of business”, anyone of a material fact or a material change before that “material information” has been generally disclosed. This prohibited activity is commonly known as “tipping”.

The tipping provisions generally apply to persons in a special relationship with the Company. Persons in a special relationship include, but are not limited to, anyone (a “tippee”) who learns of material information from someone that the tippee knows or should know is a person in a special relationship with the Company.

The “special relationship” definition is broad. The tipping prohibition is not limited to communications made by senior management, investor relations professionals and others who regularly communicate with analysts, institutional investors and market professionals. The tipping prohibition applies, for example, to unauthorized disclosures by non-management Company Personnel.

There is a potentially infinite chain of tippees who are caught by the prohibitions against tipping and insider trading. Because tippees are themselves considered to be in a special relationship with the Company, material information may be third or fourth hand and still be subject to the prohibitions.

(d)	Prohibition on Speculation

Purchases of the Company’s securities should be for investment purposes only and not for short-term speculation. All dealings in puts and calls, all short sales and all buying or selling on the market with the intention of quickly reselling or buying back at a profit are prohibited. In addition, trading in securities of other public companies with the knowledge that the Company is contemplating or engaged in acquiring that company or its securities or negotiating significant business arrangements with that company is prohibited. These prohibitions apply to all Company Personnel and their Related Persons.

Furthermore, Reporting Insiders are strongly discouraged from: (i) purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities of the Company granted as compensation or held, directly or indirectly, by them; or (ii) forward selling securities that may be delivered in the future upon the exercise or redemption of securities granted under the Company’s security-based incentive award plans, or otherwise monetizing those securities, if the interest of the Reporting Insider in those securities has not yet vested.

(e)	Prohibition on Margin Accounts

Securities held in a margin account can present problems if the individual does not have sufficient funds to meet a margin call and the securities are sold by the broker. Because such a sale may occur at a time when the individual is in possession of material non- public information or when otherwise not permitted to trade in the Company’s securities, Company Personnel and their Related Persons are prohibited from operating margin accounts for the purpose of purchasing or holding the Company’s securities, except with the prior approval of Company management.

(f)	Use of Discretionary Accounts

Company Personnel and their Related Persons who have a discretionary account with a broker must advise their broker in writing that there are to be no purchases or sales of the Company’s securities by that discretionary account without first discussing it with that person in order to ensure compliance with this Policy and insider trading laws.

(g)	Stock Option Plan

No stock options shall be issued or granted under the Company’s Stock Option Plan (the “Plan”) during a blackout period or where the either Board or management of the Company possess material non-public information. Elections to participate or changes in participation with respect to stock options issued pursuant to the Plan cannot be made at any time when in possession of material non-public information.

(h)	Trades in Securities of Supplier Companies

Company Personnel are prohibited from purchasing shares in supplier companies and their subsidiaries or direct affiliates if the Company’s relations with those suppliers could be considered to have a material impact on the securities of those suppliers.

(i)	Quarterly Blackout Periods

The Company’s securities may not be purchased or sold by Company Personnel or their Related Persons beginning of 21 calendar days before the end of the fiscal quarter and ending after the first clear and full trading day following the quarterly financial results or the annual results being made public by news release. This period is referred to as a “quarterly blackout period”. The period starting after the first clear and full trading day following the news release until the start of the next quarterly blackout period is referred to as a “trading window”. For clarification, no trading is permitted even during a trading window if an individual is in possession of material non-public information.

(j)	Exercising Options

Company Personnel are prohibited from exercising options during a blackout period or if the option holder is in possession of any material non-public information concerning the Company or its subsidiaries.

If permitted under the Company’s Stock Option Plan, if the expiration date of an option would otherwise fall within a blackout period, the expiration date of an option can be extended to no later than ten (10) business days after the expiry of the blackout period.

(k)	Special Blackout Periods

Other “special blackout periods” may be prescribed from time to time by the Company as a result of special circumstances relating to the Company which could give rise to material information. Everyone with knowledge of that material information will be subject to the special blackout period. In the case of a special blackout period, involved individuals will be informed by Company management. No person subject to a special blackout period may disclose to anyone that a special blackout period has been designated.

(l)	Quiet Periods

The Company observes a quarterly quiet period, during which no earnings guidance or comments with respect to the current quarter’s operations or expected results will be provided to analysts, investors or other market professionals. The quiet period runs from the 21st day before the end of the fiscal quarter and ending after the first clear and full trading day following the quarterly financial results or the annual results being made public by news release.

The Company does not need to stop all communications with analysts or investors during the quiet period. However, communications should be limited to responding to inquiries concerning publicly available or non-material information. The purpose of this quiet period is to avoid the potential for, or perception of, selective disclosure.

4.	Insider Reporting Requirements

(a)	Reporting Requirements for Reporting Insiders

Under Canadian securities laws, Reporting Insiders are generally required to disclose to applicable regulatory authorities the fact of becoming a Reporting Insider. Thereafter, Canadian securities laws require a Reporting Insider to disclose any change in direct or indirect beneficial ownership of, or control or direction over, securities and any change in any interest in, or right or obligation associated with, a related financial instrument. Reporting Insiders must file an insider report electronically through the “System for Electronic Disclosure by Insiders” (“SEDI”), usually within 5 calendar days after the trade occurs.

A “related financial instrument” generally means an agreement, arrangement or understanding to which a Reporting Insider is a party, the effect of which is to alter, directly or indirectly, the Reporting Insider’s economic interest in a security of the Company or economic exposure to the Company.

It is the Company’s policy that all Reporting Insiders include in their insider reports all securities of the Company that their Related Persons have direct or indirect beneficial ownership of, or control or direction over.

(b)	Procedure for Reporting

Filing of insider reports is the responsibility of each Reporting Insider. However, the Company will provide advice and assistance with respect to those filings.

5.	Monitoring Compliance

(a)	Initial Certification of Compliance with Stock Trading Policy

The Company expects compliance with this Policy and applicable laws by all Company Personnel. In order to ensure knowledge and understanding of this Policy, all Company Personnel will be required to sign a certificate concerning compliance with this Policy upon commencement of employment.

(b)	Periodic Certification of Compliance with Stock Trading Policy

In order to ensure ongoing compliance with this Policy and with applicable laws, all Company Personnel may be required to sign a certificate concerning compliance with this Policy periodically.

(c)	Periodic Survey of Reporting Insiders

Periodically, Company management may request confirmation from Reporting Insiders as to whether reported results remain current. This monitoring is intended to assist the Company and Reporting Insiders to detect any inadvertent breaches of this Policy and to remedy those situations promptly.

(d)	Reporting of Non-Compliance

Any Company Personnel who violates the prohibitions against insider trading and/or tipping, or knows of such violation by any other persons, must report the violation immediately to Company management and General Counsel.

(e)	Compliance Responsibilities

The General Counsel oversees compliance with the Policy, including the following responsibilities:

(i)	administering this Policy and monitoring and enforcing compliance with its provisions, including:

(A)	monitoring reporting by Reporting Insiders (see Section 5(c)); and

(B)	upon learning of any violation of the prohibitions against insider trading or tipping, determining what measures the Company should take, if any;

(ii)	designating and announcing, in its discretion, as applicable:

(A)	quarterly blackout periods and trading windows relating to the Company’s securities; and

(B)
special blackout periods relating to the Company’s securities or the securities of other public companies, including customers, suppliers, joint venturers and third parties negotiating a merger or acquisition with the Company;

(iii)	organizing training sessions to educate Company Personnel on insider trading;

(iv)	responding to all inquiries relating to this Policy;

(v)	providing copies of this Policy to all Company Personnel;

(vi)	proposing revisions to this Policy as necessary to reflect changes in applicable insider trading laws;

(vii)	preparing periodic reports on this Policy’s implementation and preparing documentation of compliance efforts;

(viii)	implementing procedures for Company Personnel to report suspected breaches within the Company without fear of retribution;

(ix)	maintaining as Company records originals or copies of all required reports relating to insider trading;

(x)	reporting to the Board on all matters that arise with respect to this Policy and the Company’s procedures relating to this Policy;

(xi)	seek necessary and appropriate legal advice from time to time from the Company’s external legal advisors; and

(xii)	such other responsibilities as may be delegated to the General Counsel by the Board from time to time.

The General Counsel may designate one or more individuals who may perform certain of its duties.

6.	Consequences of Non-Compliance

(a)	Civil, Quasi Criminal and Criminal Liability

Violation of insider trading and tipping prohibitions can result in severe consequences under Canadian securities laws, applicable corporate legislation and the Criminal Code, including fines, civil liability and imprisonment.

(b)	Disciplinary Sanctions

Violation of this Policy or insider trading laws or tipping prohibitions by any Company Personnel may subject that person to disciplinary action by the Company, up to and including termination.

STOCK TRADING POLICY CERTIFICATE

I certify that I have read and fully understand IM Cannabis Corp.’s Stock Trading Policy and will comply with its provisions and applicable insider trading laws and tipping prohibitions.

Per:	Signature Name Position Date

APPENDIX A

TO STOCK TRADING POLICY

“insiders” of the Company generally include a director or officer of the Company or of any subsidiary of the Company, any significant shareholder of the Company, and a director or officer of any significant shareholder of the Company.

“major subsidiary” means a subsidiary of the Company if:

(a)
the assets of the subsidiary, as included in the Company’s most recent annual audited or interim statement of financial position, are 30% or more of the consolidated assets of the Company reported on that statement of financial position; or

(b)
the revenue of the subsidiary, as included in the Company’s most recent annual audited or interim statement of comprehensive income, is 30% or more of the consolidated revenue of the Company reported on that statement.

“person” generally includes:

(a)	an individual;

(b)	a corporation;

(c)	a partnership or trust; and

(d)	an association, syndicate or organization, whether incorporated or not.

“persons in a special relationship with the Company” generally include an employee of the Company or of any subsidiary of the Company, an insider of the Company, any person engaging in, proposing to engage in, or considering or evaluating whether to engage in, any business or professional activity with or for the Company, and any person who obtains material non-public information from one of the foregoing persons. Insiders of the Company can be deemed to be in a special relationship with another public company if the Company is considering or proposing a take-over bid or similar combination transaction with that public company or is considering or proposing a purchase of a substantial portion of that public company’s assets.

“Reporting Insiders” of the Company include:

(a)
the chief executive officer, chief financial officer and chief operating officer of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company (or individuals performing similar functions);

(b)	a director of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;

(c)	an officer responsible for a principal business unit, division or function of the Company;

(d)	a significant shareholder of the Company;

(e)
a management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, every director of the management company, the chief executive officer, chief financial officer and chief operating officer of the management company, and every significant shareholder of the management company;

(f)	the Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; and

(g)	any other insider that

(i)	in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and

(ii)	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company.

“significant shareholder” of the Company generally means a person that has beneficial ownership of, and/or control or direction over, whether direct or indirect, securities of the Company carrying more than 10% of the voting rights attached to all the Company’s outstanding voting securities, calculated based on the person’s post-conversion ownership of any securities convertible within 60 days.

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